                                                                       EXHIBIT 1


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG:

                                EXELIXIS, INC.,
                            A DELAWARE CORPORATION;

                        BLUEGREEN ACQUISITION SUB, INC.,
                          A DELAWARE CORPORATION; AND

                             GENOMICA CORPORATION,
                             A DELAWARE CORPORATION

                      ------------------------------------

                         DATED AS OF NOVEMBER 19, 2001
                      ------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
1.   Description of Transaction........................................    1
     1.1   The Offer...................................................    1
     1.2   Company Action..............................................    3
     1.3   Directors...................................................    4
2.   The Merger........................................................    4
     2.1   Merger of Merger Sub into the Company.......................    4
     2.2   Effect of the Merger........................................    5
     2.3   Closing; Effective Time.....................................    5
           Certificate of Incorporation and Bylaws; Directors and
     2.4   Officers....................................................    5
     2.5   Conversion of Shares in the Merger..........................    5
     2.6   Closing of the Company's Transfer Books.....................    6
     2.7   Exchange of Certificates....................................    6
     2.8   Appraisal Rights............................................    7
     2.9   Tax Consequences............................................    7
     2.10  Further Action..............................................    7
3.   Representations and Warranties of the Company.....................    8
     3.1   Due Organization; Subsidiaries; Etc.........................    8
     3.2   Certificate of Incorporation and Bylaws.....................    8
     3.3   Capitalization, Etc.........................................    8
     3.4   SEC Filings; Financial Statements...........................    9
     3.5   Absence of Changes..........................................    9
     3.6   Real Property; Equipment; Leasehold.........................    9
     3.7   Proprietary Assets..........................................   10
     3.8   Contracts...................................................   10
     3.9   Liabilities.................................................   10
     3.10  Compliance with Legal Requirements..........................   11
     3.11  Certain Business Practices..................................   11
     3.12  Governmental Authorizations.................................   11
     3.13  Tax Matters.................................................   11
     3.14  Employee and Labor Matters; Benefit Plans...................   12
     3.15  Environmental Matters.......................................   14
     3.16  Transactions with Affiliates................................   14
     3.17  Legal Proceedings; Orders...................................   14
     3.18  Authority; Binding Nature of Agreement......................   15
     3.19  Vote Required...............................................   15
     3.20  Non-Contravention; Consents.................................   15
     3.21  Opinion of Financial Advisor................................   16
     3.22  Financial Advisor...........................................   16
     3.23  Takeover Statutes; No Discussions...........................   16
     3.24  Amendment to Rights Agreement...............................   16
     3.25  Full Disclosure.............................................   16

                                      (i)

                                                                         PAGE
                                                                         ----
4.   Representations and Warranties of Parent and Merger Sub...........   16
     4.1   Due Organization; Subsidiaries; Etc.........................   16
     4.2   Certificate of Incorporation and Bylaws.....................   16
     4.3   Capitalization, Etc.........................................   16
     4.4   SEC Filings; Financial Statements...........................   17
     4.5   Absence of Certain Changes or Events........................   17
     4.6   Proprietary Assets..........................................   18
     4.7   Contracts...................................................   18
     4.8   Liabilities.................................................   18
     4.9   Compliance with Legal Requirements..........................   18
     4.10  Certain Business Practices..................................   19
     4.11  Governmental Authorizations.................................   19
     4.12  Tax Matters.................................................   19
     4.13  Environmental Matters.......................................   19
     4.14  Transactions with Affiliates................................   20
     4.15  Legal Proceedings...........................................   20
     4.16  Authority; Binding Nature of Agreement......................   20
     4.17  Non-Contravention; Consents.................................   20
     4.18  Interim Operations of Merger Sub............................   20
     4.19  Parent Stockholder Approval.................................   20
     4.20  Full Disclosure.............................................   20
     4.21  Valid Issuance..............................................   21
5.   Certain Covenants of the Company and Parent.......................   21
     5.1   Access and Investigation....................................   21
     5.2   Operation of the Company's Business.........................   21
     5.3   Operation of Parent's Business..............................   24
     5.4   No Solicitation.............................................   24
6.   Additional Covenants of the Parties...............................   26
           Registration Statement and Proxy Statement for Stockholder
     6.1   Approval....................................................   26
     6.2   Company Stockholders' Meeting...............................   26
     6.3   Regulatory Approvals........................................   27
     6.4   Assumption of Company Warrants..............................   28
     6.5   No Assumption of Stock Options..............................   28
     6.6   Employee Benefits...........................................   28
     6.7   Indemnification of Officers and Directors...................   29
     6.8   Additional Agreements.......................................   30
     6.9   Disclosure..................................................   30
     6.10  Tax Matters.................................................   30
     6.11  Resignation of Officers and Directors.......................   31
     6.12  Listing.....................................................   31
     6.13  Takeover Laws; Advice of Changes............................   31
     6.14  Affiliates..................................................   31

                                      (ii)

                                                                         PAGE
                                                                         ----
     6.15  Rights Agreement............................................   31
     6.16  No Distributions or Dividends...............................   31
     6.17  Market Stand-Off............................................   31
7.   Conditions to the Merger..........................................   32
     7.1   Each Party's Obligations....................................   32
8.   Termination.......................................................   32
     8.1   Termination.................................................   32
     8.2   Effect of Termination.......................................   33
     8.3   Expenses....................................................   33
9.   Miscellaneous Provisions..........................................   33
     9.1   Amendment...................................................   33
     9.2   Waiver......................................................   34
     9.3   No Survival of Representations and Warranties...............   34
     9.4   Entire Agreement; Counterparts..............................   34
     9.5   Applicable Law; Enforcement.................................   34
     9.6   Disclosure Schedule.........................................   34
     9.7   Attorneys' Fees.............................................   35
     9.8   Assignability; Third-Party Beneficiaries....................   35
     9.9   Notices.....................................................   35
     9.10  Severability................................................   36
     9.11  Construction................................................   36

                                     (iii)

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization ("AGREEMENT") is made and entered into as of November 19, 2001, by and among: Exelixis, Inc., a Delaware corporation ("PARENT"); Bluegreen Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); and Genomica Corporation, a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend that Merger Sub make the Offer to exchange shares of Parent Common Stock for all of the Shares.

     B. Following the Offer, Parent, Merger Sub and the Company intend to effect the Merger in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     C. It is intended that the Transaction shall be treated as an integrated transaction and qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code.

     D. The Board of Directors of the Company has determined that the Offer and the Merger together are advisable, fair to, and in the best interests of, the Company and its stockholders, and has accordingly approved this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

     E. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

     F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the Stockholders are entering into the Stockholder Tender Agreements.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

1.  DESCRIPTION OF TRANSACTION.

     1.1 The Offer.

     (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.1 hereof, and (ii) none of the events set forth in Annex I hereto shall have occurred or be existing, Merger Sub shall, as promptly as practicable after the date hereof, but no later than December 4, 2001, commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio, plus the right to receive cash in lieu of fractional Shares, if any. For purposes of this Agreement, the term "EXCHANGE RATIO" shall mean the quotient obtained by dividing the Company Stock Value by the Average Parent Post-Signing Trading Price; provided that, if the quotient obtained by dividing the Company Stock Value by the Average Parent Post-Signing Trading Price is greater than the quotient obtained by dividing the Company Stock Value by the Adjusted Average Parent Pre-Signing Trading Price, then the term "EXCHANGE RATIO" shall mean the quotient obtained by dividing the Company Stock Value by the Adjusted Average Parent Pre-Signing Trading Price. The initial expiration date of the Offer shall be the twentieth business day following commencement of the Offer. The Offer shall be subject to (A) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Sub (if any), represents a number equal to at least the sum of (x) a majority of the total number of Shares and (y) the total number of shares of Company Common Stock issuable upon exercise of Company Options, each as outstanding immediately prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) (the condition referred to in this sentence being referred to as the "MINIMUM CONDITION"); for the avoidance of doubt, it being understood that Shares tendered into the Offer pursuant to a Notice of Guaranteed Delivery shall be counted in the computation of the Minimum Condition only to the extent the stock certificates for such Shares are actually delivered to the Exchange Agent (or, if the Shares are delivered to the Exchange Agent via book-entry, credited to the Exchange Agent's account with The Depository Trust Company) prior to computing the Minimum Condition at the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)), and (B) each of the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive one or more conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, no change may be made which (i) decreases the number of Shares sought in the Offer, (ii) changes the form or amount of consideration to be paid, (iii) imposes conditions to the Offer in addition to those set forth in Annex I, (iv) changes or waives the Minimum Condition or any of the conditions set forth in Annex I in any manner which is adverse to the holders of Shares, (v) extends the Offer (except as set forth in the following two sentences), or (vi) makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver by Parent to the extent permitted by this Agreement) of the conditions set forth in Annex I to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) and shall pay for all such Shares promptly after acceptance; provided, however, that
(A) Merger Sub shall extend the Offer for successive extension periods (up to the Termination Date) not in excess of ten business days per extension period if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, and (B) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the SEC or NASD. In addition, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act.

     (b) No fraction of a share of Parent Common Stock will be issued in connection with the exchange of Parent Common Stock for Shares upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) in the Offer (including any tendering stockholder during any subsequent offering period under Rule 14d-11) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such stockholder is entitled (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) by (B) the closing sales price of one share of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) on the date Merger Sub first accepts Shares for exchange in the Offer, and if such date is not a trading day, on the immediately preceding trading day.

     (c) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "REGISTRATION STATEMENT"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "PRELIMINARY PROSPECTUS"). As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal and summary advertisement, if any (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS") and (ii) cause the Offer Documents to be disseminated to holders of Shares. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, the Company's Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1. Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement, prior to filing with the SEC. Parent agrees to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents and the Registration Statement as soon as practicable after receipt of such comments.

     (d) None of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement, the Offer Documents or the Schedule 14D-9 are filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the foregoing documents.

     1.2 Company Action.

     (a) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall include the opinion of CIBC World Markets referred to in Section
3.21 and, subject to Section 5.4(c), shall include the Recommendations (as defined in Section 3.18). Parent shall promptly furnish to the Company all information concerning Parent, Parent's Subsidiaries and Parent's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Subject to Section 5.4(c), the Company hereby consents to the inclusion of the Recommendations in the Offer Documents and agrees that none of the Recommendations shall be withdrawn, modified or changed in the Offer Documents or the Schedule 14D-9 in a manner adverse to Parent or Merger Sub, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw, modify or change any of the Recommendations in a manner adverse to Parent or Merger Sub shall be adopted or proposed it being understood that, for purposes of this Agreement, a Recommendation shall be deemed to be withdrawn, modified or changed in a manner adverse to Parent and Merger Sub if such Recommendation ceases to be unanimous. Notwithstanding the foregoing, the Board of Directors of the Company may withhold, withdraw or modify in a manner adverse to Parent its Recommendations in accordance with the terms of Section 5.4(c) hereof. Each of the Company, Parent and Merger Sub agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel receives from the SEC or its staff with respect to the Schedule 14D-9 as soon as practicable after receipt of such comments.

     (b) The Company will promptly furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

     (c) None of the information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement, the Offer Documents or the Schedule 14D-9 are filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the foregoing documents.

     1.3  Directors.

     (a) Effective upon the acceptance for payment by Merger Sub of Shares pursuant to the Offer (the "OFFER ACCEPTANCE TIME"), Parent shall be entitled to designate four directors on the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members who were directors of the Company prior to consummation of the Offer (each, a "CONTINUING DIRECTOR"); provided, however, that if Merger Sub purchases 85% or more of the Shares in the Offer, the number of Continuing Directors shall be one. If the number of Continuing Directors is reduced to fewer than three for any reason prior to the Effective Time, the remaining and departing Continuing Directors, with the consent of Parent which such consent shall not be unreasonably withheld, shall be entitled to designate a Person or Persons to fill the vacancy and Parent shall take all such actions as are necessary to cause the Person or Persons so designated to be so appointed. Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the following actions without the affirmative vote of a majority of the Continuing Directors: (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the stockholders of the Company (other than Parent, Merger Sub and their affiliates (other than the Company and its Subsidiaries)) with respect to the transactions contemplated by this Agreement.

     (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-l. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     2.  THE MERGER.

     2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (sometimes referred to herein as the "SURVIVING CORPORATION").

     2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

     2.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 275 Middlefield Road, Menlo Park, California, at 10:00 a.m. on a date to be designated by the parties (the "CLOSING DATE"), which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and which the parties shall exercise all reasonable efforts to have occur no later than 40 days after the Offer Acceptance Time, unless another date or place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, a certificate of merger, or if the merger is to be consummated pursuant to Section 253 of the DGCL, a certificate of ownership and merger (either being the "CERTIFICATE OF MERGER") satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger (or such later time as may be agreed in writing by the Company and Parent and specified in such Certificate of Merger) with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

     2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

     (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in the Merger to conform to Exhibit B, which shall conform to the requirements of Section 6.7;

     (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, which shall conform to the requirements of Section 6.7; and

     (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

     2.5 Conversion of Shares in the Merger.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the
Company:

          (i) all Excluded Shares shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (ii) subject to Sections 2.5(b), 2.5(c) and 2.5(d), each share of Company Common Stock then issued and outstanding, other than Excluded Shares and Dissenting Shares (as defined in Section 2.8), if any, shall be converted into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio, plus cash in lieu of fractional shares of Parent Common Stock as set forth in Section 2.5(d). The number of shares of Parent Common Stock equal to the Exchange Ratio and the cash payable in lieu of fractional shares as specified in Section 2.5(d) with respect to each share of Company Common Stock are referred to as the "MERGER CONSIDERATION"; and

          (iii) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

     (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are affected by reason of any stock split, division or subdivision of shares, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Offer or the Merger shall be appropriately adjusted to the extent the record date for, or the date of occurrence of, any such event is between the date of this Agreement and the effective time.

     (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 2.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such stockholder is entitled (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) by (B) the closing sales price of one share of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) on the date the Merger becomes effective.

     2.6 Closing of the Company's Transfer Books. At the Effective Time: (a) all Shares outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in Section 2.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

     2.7 Exchange of Certificates.

     (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 2 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with
Section 2.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND".

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 2.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 2. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

     (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     2.8 Appraisal Rights. If the Merger is effectuated pursuant to Section 253 of the DGCL, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with the DGCL (the "DISSENTING SHARES") shall not be converted into the right to receive Parent Common Stock, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, each such share of Company Common Stock shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

     2.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     2.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the Company Disclosure Schedule, and, other than with regard to the representations and warranties concerning Tax Matters set forth in Section 3.13, except as set forth in the Company SEC Documents (as defined in Section 3.4), with specific reference to the Sections so qualified, the Company represents and warrants to Parent and Merger Sub as follows:

     3.1 Due Organization; Subsidiaries; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where failure to do so would not have a Material Adverse Effect. Except as set forth in Part 3.1 of the Company Disclosure Schedule, the Company has no subsidiaries.

     3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company, including all amendments thereto.

     3.3 Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, of which 23,001,126 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares are outstanding. Except as set forth in Part 3.3(a) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

     (b) As of the date of this Agreement: (i) 500,000 shares of Company Preferred Stock, designated Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement; and (ii) 3,711,751 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 2000 Equity Incentive Plan (options to purchase shares of Company Common Stock are referred to in this Agreement as "COMPANY OPTIONS"); and (iii) 52,534 shares of Company Common Stock are reserved for future issuance pursuant to outstanding warrants (the "COMPANY WARRANTS").
Part 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and Company Warrant outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee or warrantholder; (iii) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (iv) the exercise price of such Company Option or Company Warrant; (v) the date on which such Company Option or Company Warrant was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option or Company Warrant expires.

     (c) Except as set forth in Part 3.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

     (d) All outstanding capital stock, options and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     (e) All of the outstanding shares of capital stock of the corporations, if any, identified in Part 3.1(a) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

     3.4 SEC Filings; Financial Statements.

     (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since October 4, 2000, and all amendments thereto (the "COMPANY SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company's Subsidiaries, if any, is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

     3.5 Absence of Changes. Except as set forth in Part 3.5 of the Company Disclosure Schedule, between December 31, 2000 and the date of this Agreement there has not occurred (i) any Material Adverse Effect on the Company, (ii) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in U.S. generally accepted accounting principles, (iii) any material reevaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, or (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock.

     3.6 Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the

Company in the manner in which such business is currently being conducted. Except as set forth in Part 3.7 of the Company Disclosure Schedule, the Company does not own any real property or any interest in real property. Part 3.7 of the Company Disclosure Schedule contains an accurate and complete list of all the Company's real property leases.

     3.7  Proprietary Assets.

     (a) The Company has good and valid title to all of the Company Proprietary Assets owned by the Company that are material to the business of the Company, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

     (b) To the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, except as set forth in Part 3.8(b) of the Company Disclosure Schedule, since December 31, 1999, the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person that has or would reasonably be expected to have a Material Adverse Effect on the Company; (iv) except as set forth in Part 3.8(b) of the Company Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

     (c) To the best of the knowledge of the Company, the Company Proprietary Assets, together with any Proprietary Assets currently being licensed to the Company by third parties, constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business is being conducted.

     3.8 Contracts. The Company (i) has not violated or breached, or committed any default under, any material Contract to which the Company is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any material Contract to which the Company is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;
(ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any material Contract to which the Company is a party,
(B) give any Person the right to declare a default or exercise any remedy under any material Contract to which the Company is a party, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any material Contract to which the Company is a party, (D) give any Person the right to accelerate the maturity or performance of any material Contract to which the Company is a party, or give any Person the right to cancel, terminate or modify any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) since December 31, 1999, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     3.9 Liabilities. As of the date of this Agreement, the Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the

Company Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Company since September 30, 2001 in the ordinary course of business and consistent with past practices that, individually or in the aggregate, are not material in nature; and (c) liabilities incurred under this Agreement and the other agreements contemplated hereby.

     3.10 Compliance with Legal Requirements. The Company is in compliance in all material respects with all applicable Legal Requirements except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Since December 31, 1999, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except where said violation or noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company.

     3.11 Certain Business Practices. Neither the Company nor any director, officer, agent or employee of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     3.12 Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company is in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since December 31, 1999, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     3.13  Tax Matters.

     (a) Each of the Tax Returns required to be filed by or on behalf of the Company on or before the Offer Acceptance Time (the "COMPANY RETURNS") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, true, correct and complete in all respects, except as to immaterial items that were believed to be correct or supported by substantial authority when such Tax Returns were or will be filed, and prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Offer Acceptance Time have been or will be paid on or before the Offer Acceptance Time.

     (b) The Company Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date thereof in accordance with generally accepted accounting principles.

     (c) No extension or waiver of the limitation period applicable to any of the Company Returns has been granted and is currently in effect (by the Company or any other Person), and no such extension or waiver has been requested from the Company. No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax. Any unpaid Taxes asserted under any notice of deficiency or similar document are being contested in good faith by the Company and adequate reserves for payment have been established on the Company Unaudited Interim Balance Sheet for any threatened Tax). The Company has not received any request for a Tax Return or inquiry as to whether a Tax Return has been filed from any jurisdiction where it does not file Tax Returns. There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

     (d) The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Offer Acceptance Time.

     (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state or foreign Tax laws). The Company has properly withheld on all amounts paid to consultants or employees and to persons located outside of the United States. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     (f) The Company has never requested or received a ruling with respect to Taxes and has (and will have at Offer Acceptance Time) no outstanding power of attorney with respect to the Taxes. The Company has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

     (g) Neither the Company nor any of its affiliates has taken, failed to take or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     3.14 Employee and Labor Matters; Benefit Plans.

     (a) Part 3.14(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the "EMPLOYEE PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee. Part 3.14(a) also identifies each Legal Requirement pursuant to which the Company is required to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction.

     (b) Except as set forth in Part 3.14(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of the Company (a "PENSION PLAN").

     (c) Except as set forth in Part 3.14(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employees or directors of the Company (a "WELFARE PLAN").

     (d) With respect to each Employee Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

     (e) The Company is not, nor has it ever been, required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA). The Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability", as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

     (f) The Company does not have any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of the Company, and that would have a Material Adverse Effect on the Company.

     (g) No Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Company after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code or coverage extended through the month in which such termination of service occurs).

     (h) With respect to any Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of COBRA have been complied with in all material respects. Part 3.14(h) of the Company Disclosure Schedule describes all obligations of the Company as of the date of this Agreement to pay premiums for coverage of a former employee under any of the provisions of COBRA.

     (i) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in respect of or relating to any Company Employee Plan. There are no facts or circumstances of which the Company is aware which could reasonably be expected to give rise to any such Legal Proceeding (other than routine, uncontested benefit claims) in respect of or relating to any Company Employee Plan.

     (j) Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Company has materially performed all of its obligations under the Employee Plans.

     (k) Each of the Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such determination.

     (l) Except as set forth in Part 3.14(l) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan (except as contemplated in this Agreement), or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 3.14(l) of the Company Disclosure Schedule), the consummation of the Offer and the Merger will not result in the acceleration of vesting of any unvested Company Options.

     (m) Part 3.14(m) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Company are "at will" employees.

     (n) Part 3.14(n) of the Company Disclosure Schedule identifies each employee of any of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

     (o) Except as set forth in Part 3.14(o) of the Company Disclosure Schedule, the Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (p) The Company has performed and undertaken all necessary acts to comply with the applicable provisions of the Worker Adjustment and Retraining Notification Act and the regulations thereunder, as well as any other Legal Requirements, including foreign Legal Requirements, in connection with the termination of any of its employees.

     (q) The Company has no knowledge of any facts indicating that (i) the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company, or (ii) any of the employees of the Company intends to terminate his or her employment with the Company with which such employee is employed.

     3.15 Environmental Matters. The Company (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the best of the knowledge of the Company, (a) all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. The Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

     3.16 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between December 31, 2000 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.16 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

     3.17 Legal Proceedings; Orders.

     (a) As of the date of this Agreement, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, as of the date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject. To the best of the knowledge of the Company, no officer or key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

     3.18 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Tender Agreements and the transactions contemplated thereby, which approval constitutes approval under
Section 203 of the DGCL such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby, and the Stockholder Tender Agreements and the transactions contemplated thereby, are not and shall not be subject to any of the restrictions on "business combinations" set forth in Section 203 of the DGCL, subject to the accuracy of Parent's representation set forth in the third sentence of Section 4.16 hereof, and (c) unanimously recommended acceptance of the Offer by the holders of the Company Common Stock and the adoption of this Agreement by the holders of Company Common Stock (the unanimous recommendations referred to in this clause (c) are collectively referred to in this Agreement as the "RECOMMENDATIONS"). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.19 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "REQUIRED COMPANY STOCKHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger.

     3.20 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Offer or the Merger, or any of the other transactions contemplated by this Agreement, will (a) contravene, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company or of any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of the Company; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Offer or the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject; (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Company is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract to which the Company is a party, (ii) a rebate, chargeback, penalty or change in delivery schedule under any material Contract of Company, (iii) accelerate the maturity or performance of any material Contract of Company, or (iv) cancel, terminate or modify any term of any material Contract of Company; or (d) result in a violation by the Company of any Order to which the Company is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the Offer or the Merger.

     3.21 Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of CIBC World Markets, financial advisor to the Company, and will receive such opinion in writing dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock (other than Parent and its affiliates). The Company will furnish an accurate and complete copy of said opinion to the Parent solely for informational purposes after receipt thereof.

     3.22 Financial Advisor. Except for CIBC World Markets, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company. The Company has furnished to Parent accurate and complete copies of all agreements under which any fees, commissions or other amounts have been paid to or may become payable to CIBC World Markets and all indemnification and other agreements related to the engagement of CIBC World Markets.

     3.23 Takeover Statutes; No Discussions. To the knowledge of the Company, no Takeover Laws are applicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby other than Section 203 of the DGCL. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     3.24 Amendment to Rights Agreement. As of the date of this Agreement, the Company has taken all action necessary to amend the Rights Agreement to provide that neither Parent nor Merger Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), that neither a Distribution Date nor Shares Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to occur and the Rights will not separate from the Shares, in each case as a result of the execution, delivery or performance of this Agreement, the Stockholder Tender Agreements or the public announcement or consummation of the Offer, the Merger, or the other transactions contemplated by this Agreement or by the Stockholder Tender Agreements.

     3.25 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Except as set forth on the Parent Disclosure Schedule, and except as set forth in the Parent SEC Documents (as defined in Section 4.4), or in the exhibits thereto, Parent and Merger Sub represent and warrant to the Company as follows:

     4.1 Due Organization; Subsidiaries; Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where failure to does so would not have a Material Adverse Effect on Parent or Merger Sub. Except as set forth in Part 4.1 of the Parent Disclosure Schedule, Parent has no subsidiaries except for Merger Sub.

     4.2 Certificate of Incorporation and Bylaws. Parent has delivered to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

     4.3 Capitalization, Etc.

     (a) The authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock, of which 49,511,273 shares have been issued and are outstanding as of October 31, 2001; and (ii) 10,000,000 shares of Parent Preferred Stock, of which no shares are outstanding. Parent does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Parent Common Stock held by any Subsidiary of Parent.

     (b) As of October 31, 2001: (i) 1,017,799 shares of Parent Common Stock reserved for future issuance pursuant to stock options granted and outstanding under Parents' 1997 Equity Incentive Plan; (ii) 4,258,580 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 2000 Equity Incentive Plan; (iii) 295,000 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 2000 Non-Employee Director's Stock Option Plan; (iv) 376,303 shares of Parent Common Stock are reserved for future issuance pursuant to Parent's 2000 Employee Stock Purchase Plan; (v) 581,793 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Agritope, Inc. 1997 Stock Award Plan; (vi) 461,265 shares of Parent Common Stock are reserved for future issuance upon the exercise of put or call options arising out of the acquisition of Artemis Pharmaceuticals GmbH.

     (c) All outstanding capital stock, options and other securities of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     (d) All of the outstanding shares of capital stock of the corporations identified in Part 4.1 of the Parent Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

     4.4 SEC Filings; Financial Statements.

     (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since February 1, 2000 (the "PARENT SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     4.5 Absence of Certain Changes or Events. Except as set forth in Part 4.5 of the Parent Disclosure Schedule, between September 30, 2001 and the date of this Agreement there has not occurred (i) any Material Adverse Effect on Parent,
(ii) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in U.S. generally accepted accounting principles, (iii) any material reevaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, or (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock.

     4.6 Proprietary Assets.

     (a) Parent has good and valid title to all of the Parent Proprietary Assets owned by Parent that are material to the business of the Parent, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent.

     (b) To the best of the knowledge of Parent: (i) all patents, trademarks, service marks and copyrights held by Parent are valid, enforceable and subsisting; (ii) none of the Parent Proprietary Assets and no Proprietary Asset that is currently being developed by Parent (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, except as set forth in
Part 4.6(b) of the Parent Disclosure Schedule, since December 31, 2000, Parent has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person, that has or would reasonably be expected to have a Material Adverse Effect on Parent; (iv) except as set forth in Part 4.6(b) of the Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Parent Proprietary Asset.

     (c) To the best of the knowledge of Parent, the Parent Proprietary Assets, together with any Proprietary Assets currently being licensed to Parent by third parties, constitute all the Proprietary Assets necessary to enable the Parent to conduct its business in the manner in which such business is being conducted.

     4.7 Contracts. Parent (i) has not violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and, to the best of the knowledge of Parent, no other Person has violated or breached, or committed any default under, any material Contract to which Parent is a party, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) to the best of the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any material Contract to which Parent is a party, (B) give any Person the right to declare a default or exercise any remedy under any material Contract to which Parent is a party, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any material Contract to which Parent is a party, (D) give any Person the right to accelerate the maturity or performance of any material Contract to which Parent is a party, or give any Person the right to cancel, terminate or modify any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and (iii) since December 31, 2000, Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

     4.8 Liabilities. As of the date of this Agreement, Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the Parent Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by Parent since September 30, 2001 in the ordinary course of business and consistent with past practices that, individually or in the aggregate, are not material in nature; and (c) liabilities incurred under this Agreement and the other agreements contemplated hereby.

     4.9 Compliance with Legal Requirements. Parent is in compliance in all material respects with all applicable Legal Requirements except where the failure to comply with such Legal Requirements, individu-ally or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on Parent. Since December 31, 2000, Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except where said violation or noncompliance could not reasonably be expected to have a Material Adverse Effect on Parent.

     4.10 Certain Business Practices. Neither Parent nor any director, officer, agent or employee of Parent has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     4.11 Governmental Authorizations. Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Parent is in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Since December 31, 2000, Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     4.12 Tax Matters.

     (a) Each of the Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "PARENT RETURNS") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. (b) The Parent Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes through the date thereof in accordance with generally accepted accounting principles. The Parent SEC Documents fully accrue all actual and contingent liabilities for Taxes through the respective dates thereof.

     (c) Neither Parent nor any of its affiliates has taken, failed to take or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     4.13 Environmental Matters. Parent (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Parent has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the best of the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future. To the best of the knowledge of Parent, (a) all property that is leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by Parent contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by Parent contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. Parent has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or

"remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

     4.14 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, between December 31, 2000 and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     4.15 Legal Proceedings. As of the date of this Agreement, there is no pending Legal Proceeding, and (to the best of the knowledge of Parent) no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Parent, as of the date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     4.16 Authority; Binding Nature of Agreement. Parent and Merger Sub have the requisite corporate power and authority to enter into and to perform their obligations under this Agreement. The Boards of Directors of Parent and Merger Sub (at a meeting duly called and held) has unanimously authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, by Parent and Merger Sub. Parent is not and has not been at any time during the past three years an "interested stockholder" of the Company as defined by Section 203 of the DGCL. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.17 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Merger Sub of the Offer or the Merger or any of the other transactions contemplated by this Agreement will (a) contravene, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or of any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Parent or Merger Sub; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Offer or the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent or Merger Sub is a party, or give any Person the right to declare a default or exercise any remedy under any such Contract to which Parent or Merger Sub is a party; or (d) result in a violation by Parent or Merger Sub of any Order to which Parent or Merger Sub is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws, neither Parent nor Merger Sub is and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Offer or the Merger.

     4.18 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     4.19 Parent Stockholder Approval. This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to the Offer and the Merger, do not require the approval of the holders of any class of shares of capital stock of Parent.

     4.20 Full Disclosure. This Agreement (including the Parent Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or

(ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     4.21 Valid Issuance. The Parent Common Stock to be issued in connection with the Offer and the Merger has been duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, and will be freely tradable. Without limiting the generality of the foregoing and subject to the provisions of Rule 145 under the Securities Act, none of the shares of Parent Common Stock to be issued in connection with the Offer and the Merger will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act.

5. CERTAIN COVENANTS OF THE COMPANY AND PARENT.

     5.1 Access and Investigation.

     (a) During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause the Representatives of the Company to: (i) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request provided, however, that (i) Parent shall not contact, and Parent shall ensure that none of Parents' Representatives contacts, any employee of the Company or any of its subsidiaries without the prior authorization of the Company's Chief Executive Officer or Chief Financial Officer and (ii) Parent will hold, and will cause its Representatives and affiliates to hold, any and all information received from the other party, directly or indirectly, in confidence, in accordance with the respective Confidentiality Agreements dated as of September 17, 2001.

     (b) During the Pre-Closing Period, Parent shall, and shall cause the Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request provided, however, that (i) the Company shall not contact, and the Company shall ensure that none of Company's Representatives contacts, any employee of Parent or any of its subsidiaries without the prior authorization of Parent's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, (ii) the Company shall ensure that none of its Representatives interferes with or otherwise disrupts the business or operations of Parent while exercising the rights provided under this Section 5.1(b) and (iii) the Company will hold, and will cause its Representatives and affiliates to hold, any and all information received from the other party, directly or indirectly, in confidence, in accordance with the respective Confidentiality Agreements dated as of September 17, 2001.

     5.2 Operation of the Company's Business.

     (a) During the Pre-Closing Period: (i) the Company shall conduct its business and operations (A) in the ordinary course and in accordance with current practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute material Contracts; (ii) the Company shall use all reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;
(iii) the Company shall keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company; (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Proprietary Asset in order to ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by the Company of any Company Source Code, or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company that relates to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

     (b) Except as required by this Agreement, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent):

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options and Company Warrants outstanding as of the date of this Agreement);

          (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

          (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

          (v) change the number of directors on the Company's Board of Directors;

          (vi) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (vii) make any capital expenditure (except that the Company may make capital expenditures that, when added to all other capital expenditures made during the Pre-Closing Period, do not exceed $5,000 in the aggregate);

          (viii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any material Contract;

          (ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

          (x) lend money to any Person, or incur or guarantee any indebtedness;

          (xi) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases in connection with the Company's customary employee review process, and (B) may pay customary bonus payments and profit sharing payments consistent with past practices and otherwise payable in accordance with existing bonus and profit sharing plans referred to in Part 2.14(a) of the Company Disclosure Schedule);

          (xii) hire any new employee, promote any employee, engage any consultant or independent contractor for a period exceeding 30 days, or fire any employee except in the ordinary course of business;

          (xiii) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

          (xiv) make or change any Tax election;

          (xv) file any Tax Return without providing a copy of such Tax Return to Parent for comment at least five business days before the filing date;

          (xvi) commence or settle any Legal Proceeding;

          (xvii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

          (xviii) take, or permit the taking of any action, which could reasonably be expected to cause the vesting of any Company Options to be accelerated in accordance with the terms of any of the Company Stock Option Plans;

          (xix) take, agree to take, or omit to take any action which would (A) make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect, (B) prevent the Company from performing or cause the Company not to perform its covenants hereunder, or (C) cause any of the conditions set forth in Section 7 or Annex I not to be able to be satisfied prior to the Termination Date;

          (xx) enter into any cash settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Stockholder Tender Agreements absent the prior written consent of Parent; or

          (xxi) agree or commit to take any of the actions described in clauses
     (i) through (xx) of this Section 5.2(b).

     (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would give rise to a breach described in clause (iii) of Section 5.2(b) or make the timely satisfaction of any of the conditions set forth in Section 7 or Annex I impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of and in addition to the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company, and any Legal Proceeding or claim, demand, notice of action or other written assertion of any claim related to employment matters or the breach by Company of any Company Contract with a customer of Company. No notification given to Parent pursuant to this Section
5.2 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

     5.3 Operation of Parent's Business.

     (a) During the Pre-Closing Period: (i) Parent shall conduct its business and operations (A) in the ordinary course and in accordance with current practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Parent Contracts that constitute material Contracts; (ii) Parent shall use all reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Parent; and (iii) Parent shall promptly notify the Company of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent that relates to the consummation of the transactions contemplated by this Agreement.

     (b) During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company):

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (ii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction; or

          (iii) agree or commit to take any of the actions described in clauses
     (i) through (ii) of this Section 5.3(b).

     (c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Annex I impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent. No notification given to the Company pursuant to this Section
5.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

     5.4 No Solicitation.

     (a) The Company shall not directly or indirectly (i) solicit, initiate, or knowingly take any action to encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (including by amending, or granting any waiver under, the Rights Agreement), (ii) knowingly furnish any information to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 5.4(a) shall not prohibit (A) the Company directly or indirectly from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of the

Company shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.4, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Company Superior Offer and that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or any of such Person's Representatives by or on behalf of the Company, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); or (B) the Company from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Company Representative, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.4(a) by the Company. Notwithstanding anything to the contrary contained in this Section 5.4(a) or elsewhere in this Agreement, at any time after the date hereof, the Company may file with the SEC a report on Form 8-K (or such other forms as are required) with respect to this Agreement and may file a copy of this Agreement and any related agreements as an exhibit to such report.

     (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that the Company reasonably believes could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that the Company reasonably believes could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) Notwithstanding anything in this Agreement to the contrary, the Recommendations may be withheld, withdrawn or modified in a manner adverse to Parent if: (i) (A) a bona fide written offer, not solicited in violation of this
Section 5.4 of the Agreement, is made to the Company by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction, and such offer is not withdrawn; (B) the Company's Board of Directors determines in good faith (after consultation with a nationally recognized independent banking firm) that such offer constitutes a Company Superior Offer; (C) the Company's Board of Directors determines in good faith, based upon the advice of the Company's outside legal counsel, that, in light of such Company Superior Offer, the withdrawal or modification of the Recommendations is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements; (D) the Recommendations are not withdrawn or modified in a manner adverse to Parent at any time prior to two business days after Parent receives written notice from the Company confirming that the Company's Board of Directors has determined that such offer is a Company Superior Offer and providing to Parent a copy of any such Company Superior Offer, and (E) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.4(a); or (ii) other than with respect to an unsolicited, bona fide written offer made to the Company by a third party as contemplated by Section 5.4(c)(i)(A) (in which case the Company shall comply with the provisions of Section 5.4(c)(i)), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that withholding, withdrawing or modifying the Recommendations is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements.

6. ADDITIONAL COVENANTS OF THE PARTIES.

     6.1 Registration Statement and Proxy Statement for Stockholder
Approval. If approval of the Company's stockholders is required by applicable Legal Requirements in order to consummate the Merger other than pursuant to
Section 253 of the DGCL, Parent and the Company shall, as soon as practicable following the Offer Acceptance Time, prepare and the Company shall file with the SEC a proxy statement of the Company in connection with the Merger complying with applicable Legal Requirements (the "PROXY STATEMENT"), and Parent and the Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "POST-EFFECTIVE AMENDMENT") for the offer and sale of Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company.

     6.2 Company Stockholders' Meeting.

     (a) If approval of the Company's stockholders is required by applicable Legal Requirements in order to consummate the Merger other than pursuant to
Section 253 of the DGCL, after acceptance for exchange of Shares pursuant to the Offer, Parent and the Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the "COMPANY STOCKHOLDERS' MEETING"). The Company Stockholders' Meeting shall be held as soon as reasonably practicable after the Post-Effective Amendment is declared effective under the Securities Act. The Company shall use reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the Merger and shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Once the Company Stockholders' Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders' Meeting (other than for the absence of a quorum or pursuant to a Legal Requirement) without the consent of Parent. The Proxy Statement shall include the opinion of CIBC World Markets referred to in Section 3.21 as appropriate.

     (b) Subject to Section 5.4(c), the Proxy Statement shall include the Recommendations and the Recommendations shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Recommendations in a manner adverse to Parent shall be adopted or proposed.

     (c) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Recommendations.

     (d) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Post-Effective Amendment, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Post-Effective Amendment and seeking timely to obtain any such actions, consents, approvals or waivers.

     (e) Notwithstanding clauses (a) and (b) above, if Merger Sub shall acquire by virtue of the Offer at least 90% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary actions (including actions referred to in this Section 6.2, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, as it may be extended in accordance with the requirements of Section 1.1(a) hereof, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     (f) Parent shall, and shall cause each of its Subsidiaries and affiliates to, vote all shares of the Company Common Stock held by any of them to approve the Merger.

     6.3 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. Notwithstanding anything to the contrary in this Section 6.3, neither Parent nor the Company shall be required to take any action that could reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

     6.4 Assumption of Company Warrants.

     (a) At the Offer Acceptance Time, to the extent provided for by their terms, each Company Warrant then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume, to the extent provided for by their terms, each such Company Warrant. From and after the Offer Acceptance Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Offer Acceptance Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under such Company Warrant by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that each Company Warrant assumed by Parent in accordance with this Section 6.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Offer Acceptance Time. Parent shall comply with the terms of all such Company Warrants.

     (b) Prior to the Offer Acceptance Time, the Company shall take all action that may be reasonably necessary to effectuate the provisions of this Section
6.4 and to ensure that, from and after the Offer Acceptance Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided in this Section 6.4.

     (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Company Warrants assumed in accordance with this Section 6.4.

     6.5 No Assumption of Stock Options. Parent will not assume any Company Options. Pursuant to the terms of the stock option plans under which Company Options were issued, all such Company Options that are not exercised at the Offer Acceptance Time will terminate at the Offer Acceptance Time. Any repurchase option, risk of forfeiture or other similar condition under which the Company has rights with regard to any exercised stock options shall also terminate at the Offer Acceptance Time.

     6.6 Employee Benefits

     (a) From and for a period of one year following the date of Closing, Parent shall, at its election, either (i) continue (or cause Parent's Subsidiaries to continue) any Employee Plan of the Company as in effect on the date hereof (the "COMPANY PLANS"), or (ii) arrange for each participant in any Company Plans who become or continue as employees of Parent or any of its Subsidiaries ("COMPANY PARTICIPANTS") to be eligible to participate in any similar plans or programs of Parent on terms no less favorable than those offered to similarly situated newly hired employees of Parent. On and after the date of Closing, employees of the Company who become and remain employees of Parent or any of its Subsidiaries shall be treated no less favorably than similarly situated newly hired employees of Parent or any of its Subsidiaries with respect to compensation, employee benefits and terms and conditions of employment. Notwithstanding anything provided for otherwise in this Section 6.6(a), the medical insurance plan of Company shall be continued for a period of time ending no earlier than 3 months from the Offer Acceptance Time.

     (b) No later than one year from the date of Closing, Parent shall, or shall cause Parent's Subsidiaries to, arrange for all Company Participants not then participating to become eligible to be participants in all employee benefit plans of Parent on terms no less favorable than those offered to similarly situated newly hired employees of Parent.

     (c) In the event that, within one year following the Closing, the Surviving Corporation terminates the employment of any employee currently employed at the Company on the Offer Acceptance Time, other than Teresa Ayers, Thomas Marr, Dan Hudspeth, Michael Cohn and Kenneth Rubin, Parent shall cause the Surviving Corporation to provide severance benefits to such employee equivalent to those provided to the Company employees terminated in the Company's reduction in force effected approximately October 4, 2001.

     6.7 Indemnification of Officers and Directors.

     (a) All rights to exculpation, indemnification and advancement of expenses existing in favor of those Persons who are or were directors or officers of the Company as of or prior to the Effective Time (the "INDEMNIFIED PERSONS") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's Restated Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnity agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) shall continue in effect after the consummation of the Offer and survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of five years from the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     (b) Without limiting the provisions of Section 6.7(a), during the period ending five years after the Effective Time, Parent will indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (1) any action or omission or alleged action or omission in his or her capacity as a director or officer of the Company or any of its subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the Closing Date) or (2) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the fifth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 6.7(b), then the claim asserted in such notice shall survive the fifth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Indemnified Parties' entitlement to indemnification hereunder with respect thereto), (ii) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent, and (iii) after the Effective Time, Parent will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

     (c) From the Effective Time until the fifth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "EXISTING POLICY"), to the extent directors' and officers' liability insurance coverage is commercially available; provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of equal or greater coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 150% of the current premium. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds 150% of the current premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the current premium.

     (d) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this
Section 6.7.

     (e) This Section 6.7 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     6.8 Additional Agreements. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer and the Merger, provided, however, that a party is not obligated to pursue an appeal of any such restraint, injunction or other legal bar if it determines, upon the advice of legal counsel, that it is more than probable that such an appeal would not be successful. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

     6.9 Disclosure. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and to the extent reasonably practicable, give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     6.10 Tax Matters.

     (a) At or prior to the closing of the Offer and the filing of the Registration Statement, the Company and Parent shall execute and deliver to HEWM and to Cooley Godward LLP tax representation letters in customary form for transactions similar to the Transaction (the "TAX REPRESENTATION LETTERS"). Parent, Merger Sub and the Company shall each confirm to HEWM and to Cooley Godward LLP the accuracy and completeness, as of such dates as shall reasonably be requested by HEWM and Cooley Godward LLP, of the Tax Representation Letters. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Transaction to qualify as a tax-free reorganization under
Section 368(a) of the Code. Following delivery or confirmation of the Tax Representation Letters pursuant to the first sentence of this Section 6.10(a), each of Parent and the Company shall use its reasonable efforts to cause HEWM and Cooley Godward LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters and to make customary assumptions, including the assumption that the Merger will be effected pursuant to this Agreement and relevant state law.

     (b) The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 2001 through the Offer Acceptance Time.

     6.11 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of the Company.

     6.12 Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock being issued, and those required to be reserved for issuance, in connection with the Offer and the Merger or upon exercise of assumed Company Warrants to be approved for listing (subject to notice of issuance) on the Nasdaq National Market prior to the Closing Date.

     6.13 Takeover Laws; Advice of Changes.

     (a) If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

     (b) Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a breach of any representations, warranties or covenants contained herein or (iii) is reasonably likely to result in any of the conditions set forth in Section 7 or in Annex I not being able to be satisfied prior to the Termination Date.

     6.14 Affiliates. Within ten days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all Persons who are, to the Company's knowledge, affiliates of the Company for purposes of Rule 145 under the Securities Act. Parent shall place the appropriate Rule 145 legend on the stock certificates representing Parent Common Stock issued in the Transaction to such affiliates. Parent shall use its reasonable efforts to remove such legends promptly when such legends are no longer required by applicable Legal Requirements.

     6.15 Rights Agreement. Except as expressly required by this Agreement or as determined by the Board of Directors of the Company in good faith after consultation with legal counsel to be required in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company shall not, without the prior written consent of Parent, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Company Acquisition Proposal.

     6.16 No Distributions or Dividends. Until the earlier of (i) the Termination Date or (ii) one trading day after the Effective Time, Parent shall not set a record date for any dividend or distribution of any assets to any of its stockholders.

     6.17 Market Stand-Off. The Company and Parent shall cause those Persons set forth on Exhibit D to each enter into an agreement in the form attached as Exhibit E that they will not sell or otherwise transfer or dispose of Parent Common Stock for ninety days following the Offer Acceptance Time. In order to enforce such agreements, Parent shall have the right to place restrictive legends on the certificates representing the shares of such Persons and to impose stop transfer instructions with respect to such shares until the end of such period. Parent shall not waive this restriction without the consent of the Company, such consent not to be unreasonably withheld.

7.  CONDITIONS TO THE MERGER.

     7.1 Each Party's Obligations. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by each party on or before the Effective Time, of each of the following conditions:

          (a) If required by the DGCL, this Agreement shall have been adopted and approved by the stockholders of the Company;

          (b) Merger Sub shall have accepted for exchange and exchanged all of the shares of Company Common Stock tendered pursuant to the Offer;

          (c) No provision of any applicable Legal Requirements and no Order shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; and

          (d) The Registration Statement and Post-Effective Amendment shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock shall have been complied with.

8.  TERMINATION.

     8.1 Termination. This Agreement may be terminated prior to the Effective Time whether before or after adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if (i) the Offer shall not have been consummated by March 1, 2002 (the "TERMINATION DATE") (unless the failure to consummate the Offer is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Termination Date); or (ii) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer (unless the expiration or termination of the Offer is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger;

          (d) by Parent, at any time prior to the Offer Acceptance Time, if a Company Triggering Event shall have occurred;

          (e) by Parent at any time prior to the Offer Acceptance Time, if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in paragraph (d) of Annex I would not be satisfied, or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in paragraph (c) of Annex I would not be satisfied; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is reasonably capable of being cured by the Company prior to the Termination Date and the Company is continuing to exercise its commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach until the 30th calendar day from the date on which such inaccuracy or breach became known to Parent or the Company;

          (f) by the Company, prior to the Offer Acceptance Time, if (i) (A) any of Parent's representations and warranties not qualified by any "materiality" or "Material Adverse Effect" qualifiers contained in this Agreement shall be inaccurate in any material respect, or (B) any of Parent's representations and warranties qualified by any "materiality" or "Material Adverse Effect" qualifiers contained in this Agreement shall be inaccurate in any respect, in the case of each of (A) and (B) as of the date of this Agreement or as of the expiration of the Offer (as may be extended pursuant to Section 1.1(a)), or (ii) any of Parent's covenants contained in this Agreement shall not have been performed in all material respects; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is reasonably capable of being cured by Parent prior to the Termination Date and Parent is continuing to exercise its commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach until the 30th calendar day from the date on which such inaccuracy or breach became known to Parent or the Company;

          (g) at any time prior to the Offer Acceptance Time, by the Company, prior to acceptance for payment of Shares in the Offer, to enter into a letter or intent or similar document or any agreement, contract, or commitment with respect to an Acquisition Proposal, provided that, (i) the Company is not in breach of its obligations under this Section 8.1(g) and under Section 5.4 hereof and continues to comply with all such obligations in all respects, (ii) the Board of Directors of the Company has authorized, subject to complying with the terms of this Agreement, the Company to enter into a definitive written agreement for a transaction that constitutes a Company Superior Offer, (iii) the Company notifies Parent in writing that the Company has received a Company Superior Offer and intends to enter into a definitive agreement with respect to such Company Superior Offer, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within five (5) business days after receipt of the Company's written notice of its intention to enter into a definitive agreement for a Company Superior Offer, any offer the that Board of Directors of Company in good faith determines, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company's stockholders as such Company Superior Offer, (v) during such period the Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Company Superior Offer, and the identity of the person making such Company Superior Offer, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected,
     (vi) immediately following such termination the Company enters into a definitive agreement to effect the Company Superior Offer.

     8.2 Effect of Termination.  Any termination of this Agreement under Section
8.1 will be effective immediately upon (or in the case of termination pursuant to Section 8.1(e) or 8.1(f), on the date specified therein) the delivery of written notice thereof by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

     8.3 Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event of a termination of this Agreement for any reason other than pursuant to Section 8.1(f), within two business days after such termination, the Company shall make a nonrefundable cash payment to Parent in the amount of $750,000 as a liquidated amount for reimbursement of Parent's fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by parent in connection with the preparation and negotiation of this Agreement and otherwise in connection the Offer and the Merger.

9.  MISCELLANEOUS PROVISIONS.

     9.1 Amendment. Subject to Section 1.3(a), this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company's stockholders); provided, however, that after any such adoption of this

Agreement by the Company's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2 Waiver.

     (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) Subject to Section 1.3(a), at any time prior to the Effective Time, any party may to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party pursuant to this Agreement or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that no party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement (other than the Tax Representation Letters) shall survive the Merger. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that those certain letter agreements dated September 17, 2001 between the Company and Parent (relating to the protection of confidential information) shall not be superceded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     9.5 Applicable Law; Enforcement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

     9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in
Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 4, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in
Section 4, and shall not be deemed to relate to or to qualify any other representation or warranty.

     9.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.8 Assignability; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Except as set forth in Sections 2.5 through 2.7, Sections 6.4 through 6.7 and the third sentence of
Section 6.10(a) hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever.

     9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile (receipt confirmed), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent or Merger Sub:

        Exelixis, Inc.
        170 Harbor Way
        P.O. Box 511
        South San Francisco, California 94083-5411
        Facsimile: (650) 837-8205
        Attn: General Counsel

     with a copy to (which shall not constitute notice):

        Heller Ehrman White & McAuliffe LLP
        275 Middlefield Road
        Menlo Park, California 94025
        Facsimile: (650) 324-0638
        Attn: Bruce W. Jenett

     if to the Company:

        Genomica Corporation
        1715 38th Street
        Boulder, Colorado 80301-2603
        Facsimile: (720) 565-4501
        Attn: Chief Executive Officer
     with a copy to (which shall not constitute notice):

        Cooley Godward LLP
        380 Interlocken Crescent, Suite 900
        Broomfield, Colorado 80021-8023
        Facsimile: (720) 566-4099
        Attn: James C.T. Linfield

     9.10 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     9.11 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including", and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation".

     (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

     (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          EXELIXIS, INC.

                                          By:      /s/ GEORGE SCANGOS
                                            ------------------------------------
                                          Name: George Scangos
                                          Title:   President and Chief Executive
                                          Officer

                                          BLUEGREEN ACQUISITION SUB, INC.

                                          By:       /s/ GLEN Y. SATO
                                            ------------------------------------
                                          Name: Glen Y. Sato
                                          Title:   Chief Financial Officer

                                          GENOMICA CORPORATION

                                          By:      /s/ TERESA W. AYERS
                                            ------------------------------------
                                          Name: Teresa W. Ayers
                                          Title:   Chief Executive Officer

                                    EXHIBITS

Exhibit A  Certain Definitions
Exhibit B  Certificate of Incorporation of Surviving Corporation
           (intentionally omitted)
Exhibit C  Form of Stockholder Tender Agreement (included as Exhibit 2 to the
           Schedule)
Exhibit D  Persons to Whom Market Stand-Off Applies (intentionally omitted)
Exhibit E  Form of Lock-Up Agreement (intentionally omitted)
Annex I    Conditions to the Offer

                                                   EXHIBIT A TO MERGER AGREEMENT

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal made by a third party (other than Parent, Merger Sub or any affiliate of either such party) contemplating or otherwise relating to any Acquisition Transaction.

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company, or (ii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated assets of the Company; or

          (c)  any liquidation or dissolution of the Company.

     ADJUSTED AVERAGE PARENT PRE-SIGNING TRADING PRICE. "Adjusted Average Parent Pre-Signing Trading Price" shall mean $13.30285.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     AVERAGE PARENT POST-SIGNING TRADING PRICE. "Average Parent Post-Signing Trading Price" shall mean the average closing sales price on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) for the eighteen trading-day period ending two trading days before the expiration of the initial offering period.

     CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning set forth in Section 2.3 of the Agreement.

     CLOSING. "Closing" shall have the meaning set forth in Section 2.3 of the Agreement.

     CLOSING DATE.  "Closing Date" shall have the meaning set forth in Section
2.3 of the Agreement.

     COBRA.  "COBRA" shall mean Section 4980B of the Code.

     CODE.  The Internal Revenue Code of 1986, as amended.

     COMPANY. "Company" shall mean Genomica Corporation, a Delaware corporation.

     COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement and signed by the Chief Executive Officer of the Company.

     COMPANY OPTIONS.  "Company Options" shall have the meaning set forth in
Section 3.3 of the Agreement.

     COMPANY PARTICIPANT. "Company Participant" shall have the meaning set forth in Section 6.6 of the Agreement.

     COMPANY PLANS.  "Company Plans" shall have the meaning set forth in Section
6.6 of the Agreement.

     COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Preferred Stock, $0.001 par value per share, of the Company.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     COMPANY RETURNS.  "Company Returns" shall have the meaning set forth in
Section 3.13 of the Agreement.

     COMPANY RIGHTS.  "Company Rights" shall have the meaning set forth in
Section 3.3 of the Agreement.

     COMPANY SEC DOCUMENTS. "Company SEC Documents" shall have the meaning set forth in Section 3.4 of the Agreement.

     COMPANY SOURCE CODE. "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     COMPANY STOCK CERTIFICATE. "Company Stock Certificate" shall have the meaning set forth in Section 2.6 of the Agreement.

     COMPANY STOCKHOLDERS' MEETING. "Company Stockholders' Meeting" shall have the meaning set forth in Section 6.2 of the Agreement.

     COMPANY STOCK VALUE. "Company Stock Value" shall mean the result of dividing $110,000,000 by the sum of (a) the number of shares of Company Common Stock outstanding as of the Offer Acceptance Time, (b) the number of shares of Company Preferred Stock outstanding as of the Offer Acceptance Time, and (c) the number of shares of Company Common Stock which would be issuable with respect to all Company Options and Company Warrants outstanding as of the Offer Acceptance Time (which includes all Company Options accelerated at the Offer Acceptance Time as a result of consummation of the Offer), with an exercise price of $5.00 per share or less, and with respect to any other rights to acquire shares of Company Common Stock outstanding as of the Offer Acceptance Time.

     COMPANY SUPERIOR OFFER. "Company Superior Offer" shall mean a bona fide written offer, not solicited in violation of Section 5.4 of the Agreement, made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction with respect to the Company on terms that the Board of Directors of the Company determines, in good faith, after consultation with a nationally recognized independent financial advisor, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer, and would, if consummated, be more favorable to the Company's stockholders than the Transaction; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed.

     COMPANY TRIGGERING EVENT. A "Company Triggering Event" shall be deemed to have occurred if at any time after the date hereof: (i) the Board of Directors of the Company shall have failed to recommend that the Company stockholders accept the Offer, vote to adopt and approve this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Recommendations; (ii) the Company shall have failed to include the Recommendations in the Schedule 14D-9; (iii) the Board of Directors of the Company fails to reaffirm in writing the Recommendations, or fails to reaffirm in writing its determination that the Offer and the Merger are in the best interests of the Company's stockholders, within 5 days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the Board of Directors of the Company shall have approved or recommended to the Company's stockholders any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract (other than a confidentiality agreement permitted under Section 5.4(a) of the Agreement) accepting any Acquisition Proposal; (vi) a tender or exchange offer (other than the Offer) relating to securities of the Company shall have been commenced and the Company shall have recommended such offer or shall not have sent to its securityholders, within 5 days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer or (vii) the Company breaches in any material respect its obligations under Section 5.4 of this Agreement, except for any inadvertent breach of any notice provision contained in Section 5.4 which breach has been cured within 48 hours of its occurrence.

     COMPANY UNAUDITED INTERIM BALANCE SHEET. "Company Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2001 included in the Company SEC Documents.

     COMPANY WARRANTS.  "Company Warrants" shall have the meaning set forth in
Section 3.3 of the Agreement.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTINUING DIRECTOR. "Continuing Director" shall have the meaning set forth in Section 1.3 of the Agreement.

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DGCL.  "DGCL" shall mean the Delaware General Corporation Law.

     DISSENTING SHARES.  "Dissenting Shares" shall have the meaning set forth in
Section 2.8 of the Agreement.

     EFFECTIVE TIME.  "Effective Time" shall have the meaning set forth in
Section 2.3 of the Agreement.

     EMPLOYEE PLANS.  "Employee Plans" shall have the meaning set forth in
Section 3.14 of the Agreement.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health from Materials of Environmental Concern or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     EXCHANGE AGENT.  "Exchange Agent" shall have the meaning set forth in
Section 2.7 of the Agreement.

     EXCHANGE FUND.  "Exchange Fund" shall have the meaning set forth in Section
2.7 of the Agreement.

     EXCHANGE RATIO.  "Exchange Ratio" shall have the meaning set forth in
Section 1.1 of the Agreement.

     EXCLUDED SHARES. "Excluded Shares" shall mean any shares of Company Common Stock held as of the Effective Time (A) by Parent or Merger Sub or any direct or indirect Subsidiary of Parent or Merger Sub, (B) by the Company, or (C) by the Company as treasury shares.

     EXISTING POLICY.  "Existing Policy" shall have the meaning set forth in
Section 6.7 of the Agreement.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

     HEWM.  "HEWM" shall mean Heller Ehrman White & McAuliffe LLP.

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     INDEMNIFIED PERSONS. "Indemnified Persons" shall have the meaning set forth in Section 6.7 of the Agreement.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or the Nasdaq National Market).

     MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the capitalization, assets and liabilities taken as a whole, or cash balance of the Company set forth in item (8)(f) of Annex I, (ii) the ability of the Company to consummate the Offer or the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Termination Date, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement, disregarding any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Offer or the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Termination Date. Notwithstanding the foregoing, with respect to items (i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to either the Company or Parent, as the case may be: (a) any change in the market price or trading volume of such company's stock, (b) any failure by such company to meet internal projections or forecasts or published revenue or earnings predictions,
(c) any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reductions in revenues or income or disruption of business relationships) arising from or attributable or relating to (i) the announcement or pendency of the Offer or the Merger, (ii) conditions affecting the industry or industry sector in which such company or any of its subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where such company or any of its subsidiaries has material operations or sales, (iii) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, (iv) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement, (v) compliance with the terms of, or the taking of any action required by, this Agreement, (vi) the taking of any action approved or consented to by Parent (vii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (viii) any action required to be taken under appli cable laws, rules, regulations or agreements.

     MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Governmental Body with respect to the environment.

     MERGER. "Merger" shall mean the merger of Merger Sub into the Company that the parties intend to effect following the Offer.

     MERGER CONSIDERATION. "Merger Consideration" shall have the meaning set forth in Section 2.5 of the Agreement.

     MERGER SUB. "Merger Sub" shall mean Bluegreen Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

     MINIMUM CONDITION.  "Minimum Condition" shall have the meaning set forth in
Section 1.1 of the Agreement.

     NASD.  "NASD" shall mean the National Association of Securities Dealers,
Inc.

     NOTICE OF GUARANTEED DELIVERY. "Notice of Guaranteed Delivery" shall mean the form used to accept the Offer if (a) Company Stock Certificates are not immediately available, (b) the procedure for book-entry transfer cannot be completed before the Offer Acceptance Time or (c) time will not permit all required documents necessary to accept the Offer to reach the Exchange Agent before the Offer Acceptance Time.

     OFFER. "Offer" shall mean the exchange offer being made by Merger Sub to exchange shares of Parent Common Stock for all of the Shares.

     OFFER ACCEPTANCE TIME. "Offer Acceptance Time" shall have the meaning set forth in Section 1.3 of the Agreement.

     ORDER. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

     PARENT.  "Parent" shall mean Exelixis, Inc., a Delaware corporation.

     PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $0.001 par value per share, of Parent.

     PARENT CONTRACT. "Parent Contract" shall mean any Contract: (a) to which Parent or any Subsidiary of Parent is a party; (b) by which Parent or any Subsidiary of Parent or any asset of Parent or any Subsidiary of Parent is or may become bound or under which Parent or any Subsidiary of Parent has, or may become subject to, any obligation; or (c) under which Parent or any Subsidiary of Parent has or may acquire any right or interest.

     PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of this Agreement and signed by the President of Parent.

     PARENT PREFERRED STOCK. "Parent Preferred Stock" shall mean the Preferred Stock, $0.001 par value, of the Company.

     PARENT PROPRIETARY ASSET. "Parent Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to Parent or otherwise used by Parent.

     PARENT RETURNS.  "Parent Returns" shall have the meaning set forth in
Section 4.12 of the Agreement.

     PARENT SEC DOCUMENTS. "Parent SEC Documents shall have the meaning set forth in Section 4.4 of the Agreement.

     PARENT UNAUDITED INTERIM BALANCE SHEET. "Parent Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2001 included in the Parent SEC Documents.

     PENSION PLAN.  "Pension Plan" shall have the meaning set forth in Section
3.14 of the Agreement.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     POST-EFFECTIVE AMENDMENT. "Post-Effective Amendment" shall have the meaning set forth in Section 6.1 of the Agreement.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall have the meaning set forth in Section 5.1 of the Agreement.

     PRELIMINARY PROSPECTUS. "Preliminary Prospectus" shall have the meaning set forth in Section 1.1 of the Agreement.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, models, algorithm, formula, compound, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     PROXY STATEMENT.  "Proxy Statement" shall have the meaning set forth in
Section 6.1 of the Agreement.

     RECOMMENDATIONS.  "Recommendations" shall have the meaning set forth in
Section 3.18 of the Agreement.

     REGISTRATION STATEMENT. "Registration Statement" shall have the meaning set forth in Section 1.1 of the Agreement.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     REQUIRED COMPANY STOCKHOLDER VOTE. "Required Company Stockholder Vote" shall have the meaning set forth in Section 3.19 of the Agreement.

     RIGHTS AGREEMENT. "Rights Agreement" shall mean the Rights Agreement, dated October 2, 2001, by and between the Company and Computershare Trust Company, Inc., as Rights Agent.

     SCHEDULE 14D-9.  "Schedule 14D-9" shall have the meaning set forth in
Section 1.2 of the Agreement.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SHARES. "Shares" shall mean the outstanding shares of Company Common Stock, including the associated Company Rights.

     STOCKHOLDER TENDER AGREEMENTS. "Stockholder Tender Agreements" are agreements in the form of Exhibit C to the Agreement pursuant to which the Stockholders have agreed to tender for exchange all of their shares of Company Common Stock in the Offer and to take certain other actions in connection with the transactions contemplated by this Agreement.

     STOCKHOLDERS. "Stockholders" shall mean those certain stockholders of the Company that are entering into Stockholder Tender Agreements.

     SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning set forth in Section 2.1 of the Agreement.

     TAKEOVER LAWS. "Takeover Laws" means (1) any "moratorium", "control share acquisition", "fair price", "supermajority", "affiliate transactions", or "business combination statute or regulation" or other similar state antitakeover laws and regulations and (2) Section 203 of the DGCL.

     TAX. "Tax" shall mean (a) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, and (b) any liability for amounts described in clause (a) as a result of operation of law, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group for any period (including pursuant to sec.1.1502-6 of the U.S. Treasury Regulations).

     TAX REPRESENTATION LETTERS. "Tax Representation Letters" shall have the meaning set forth in Section 6.10 of the Agreement.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TERMINATION DATE.  "Termination Date" shall have the meaning set forth in
Section 8.1 of the Agreement.

     TRANSACTION.  "Transaction" shall mean the Offer and the Merger together.

     WELFARE PLAN.  "Welfare Plan" shall have the meaning set forth in Section
3.14 of the Agreement.

                                                     ANNEX I TO MERGER AGREEMENT

                            CONDITIONS TO THE OFFER

     As a condition to acceptance of the Shares tendered, the Company shall provide to Parent and Merger Sub on the Offer Acceptance Time dated as of such date (as it may be extended in accordance with Section 1.1(a) of the Agreement) a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer certifying as to the absence of the occurrence of the conditions set forth in items (8)(c), (8)(d) and (8)(f) of this Annex I, and
 .

     Notwithstanding any other provision of the Offer, subject to the terms of the Agreement and Plan of Reorganization to which this Annex I is attached (the "AGREEMENT"), Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with Section 1.1(a) of the Agreement), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated, (3) any applicable waiting periods, consents or clearances under foreign antitrust laws shall not have expired, been terminated or been obtained, (4) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (5) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the Nasdaq National Market, subject to official notice of issuance, (6) Parent shall not have received (or Parent shall have received and HEWM shall have subsequently rescinded) an opinion of HEWM, in form and substance reasonably satisfactory to Parent, on the basis of the Tax Representation Letters and on assumptions that are customary for transactions such as the Transaction (including the assumption that the Merger will close promptly after the Offer Acceptance Time, pursuant to the Agreement, and pursuant to relevant state law) and that are set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if HEWM does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP renders such opinion to Parent, (7) the Company shall not have received (or the Company shall have received, and Cooley Godward LLP shall have subsequently rescinded) an opinion of Cooley Godward LLP in form and substance reasonably satisfactory to Parent and to the Company, on the basis of the Tax Representation Letters and on assumptions that are customary for transactions such as the Transaction (including the assumption that the Merger will close will close promptly after the Offer Acceptance Time, pursuant to the Agreement, and pursuant to relevant state law) and that are set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if HEWM renders such opinion to the Company, or (8) at any time on or after the date of the Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist and are continuing:

          (a) there shall have been action taken or be pending any Legal Proceeding in which a Governmental Body is: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect Merger Sub's or Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of Company Common Stock to be acquired in the Offer or with respect to the stock of the Surviving Corporation; (iii) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to directly or indirectly own the assets or operate the business of the Company; (iv) seeking to compel Parent or the Company, or any Subsidiary of Parent, to dispose of or hold separate any assets totaling $5,000,000 in value or more, as a result of the Merger or any of the other transactions contemplated by this Agreement; (v) obligating the Company, Parent or Parents' Subsidiaries to pay material damages or otherwise become subject to material adverse consequences in connection with any of the transactions contemplated by the Agreement, or (vi) otherwise have or reasonably be expected to have, a Material Adverse Effect on the Company or, as a result of the transactions contemplated by the Agreement, a Material Adverse Effect on Parent;

          (b) any temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any Legal Requirement enacted or deemed applicable to the Offer or the Merger that makes consummation of the Offer or the Merger illegal;

          (c) the Company shall have materially breached any of its covenants, obligations or agreements under the Agreement;

          (d) (i)(A) the representations and warranties of the Company contained in the Agreement not qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not have been accurate in all material respects as of the date of the Agreement or (B) the representations and warranties of the Company contained in the Agreement qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not have been accurate in all respects as of the date of the Agreement, or (ii)(A) the representations and warranties of the Company contained in the Agreement not qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not be accurate in all material respects as of the date of the expiration of the Offer (as it may be extended in accordance with Section 1.1(a) of the Agreement) with the same force and effect as if made on such date or (B) the representations and warranties of the Company contained in the Agreement qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not have been accurate in all respects as of the date of the expiration of the Offer (as it may be extended in accordance with Section 1.1(a) of the Agreement) with the same force and effect as if made on such date; except with respect to clause (ii)(A) and (ii)(B), (x) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company, (y) for changes contemplated by this Agreement, and
     (z) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect and materiality qualifications and limitations set forth in the preceding clauses (ii)(A),
     (ii)(B) and (x)) as of such particular date)(it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);

          (e) there shall have been (i) a Material Adverse Effect on the Company, or (ii) the occurrence of any event or the existence of any circumstance, including any Legal Proceeding, that could reasonably be expected to have a Material Adverse Effect on the Company;

          (f) the Company shall have cash, cash equivalents, short-term and long-term investments and all other current assets including, but not limited to, interest receivable on investments, trade receivables, and other receivables, totaling less than $108,750,000 net of all current liabilities of the Company, including (i) any fees, commissions and other amounts that may become payable to any investment banker or financial advisor by the Company if the Offer and Merger are consummated, (ii) any fees and other amounts payable to Arthur Andersen LLP and Cooley Godward LLP, and (iii) all actual and contingent liabilities for Taxes that are unpaid; for the purposes of this paragraph, current liabilities excludes future minimum payment obligations related to all facility leases, deferred revenue and severance obligations for employees;

          (g) there shall have occurred and be continuing any general suspension of or limitation on prices for trading in securities on the Nasdaq National Market;

          (h) the Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.